Exhibit 10.1
OTHER TRANSACTION (OT) AGREEMENT
OTHER TRANSACTION FOR PROTOTYPE AGREEMENT
BETWEEN
GenVec, Inc.
65 West Watkins Mill Road
Gaithersburg, MD 20878
AND
THE DEPARTMENT OF HOMELAND SECURITY
Office of Procurement Operations
245 Murray Lane, Bldg. 410
Washington, DC 20528
CONCERNING:
Human adenovirus type C, serotype 5 replication deficient foot-and-mouth disease (FMD) serotype-specific vectored vaccines, and vectored biological immunomodulators.
Agreement No.: (HSHQDC-07-9-00004)
Total Estimated Government Funding of this Agreement: $15,080,044
Contractor’s Cost Share/Contribution: $0
Funds Obligated: $5,976,726
Authority: Section 831 of the Homeland Security Act of 2002, Public Law 107-296
Funds Cite: NONE000-000-6X-01-30-02-000-03-06-0000-00-00-00-00-GE-AP-25-11-MDD000
This Agreement is entered into between the United States of America (hereinafter called “the Government”) represented by the Department of Homeland Security, Science and Technology Directorate, and GenVec, Inc. (hereinafter called “the Contractor”), hereinafter jointly referred to as the “Parties” and individually as a “Party”, pursuant to and under U.S. Federal law.

FOR GENVEC, INC.	FOR THE UNITED STATES OF AMERICA

Douglas Swirsky, CPA, CFA Date	Wanda Armwood Date
CFO, Treasurer & Corporate Secretary	Other Transaction Contracting Officer
Department of Homeland Security
(*) = CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS. OMITTED TEXT IS INDICATED BY AN “*”.

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ARTICLE I: SCOPE OF THE AGREEMENT
The Contractor shall provide the Government certain scientific, vaccine development, and regulatory services. The Contractor is a non-traditional Government contractor with core competencies in patent protected technology platforms for replication-deficient recombinant adenovirus serotype 5(rAd5) based-vaccines and therapeutic product candidates. Under this Agreement, the Contractor will develop human adenovirus type C, serotype 5 replication deficient foot-and-mouth disease (FMD) serotype-specific vectored vaccines, and vectored biological immunomodulators and collaborate with the Government on their licensure with USDA Center for Veterinary Biologics (CVB).
The Government will have regular involvement with the Contractor. The Government and the Contractor are bound to each other by a duty of good faith. Each Party shall use commercially reasonable efforts to achieve the program objective.
This Agreement is an ‘Other Transaction’ pursuant to the authority of Title 6 of the United States Code Subchapter VIII Part D Section 391. The Parties agree that the purpose of this Agreement is to acquire research or development services and prototypes. The Federal Acquisition Regulation (FAR) does not apply to this Agreement. This Agreement is not intended to be, nor shall it be construed as, by implication or otherwise, a partnership, a corporation, or other business organization.
ARTICLE II: TERM
A. The Term of this Agreement
The term of this Agreement commences upon the date of the last signature hereto and extends until November 30, 2007, with additional options as identified in the Schedule of Payments in Article IV of this Agreement to be exercised solely at the discretion of the Government, by written notice to the Contractor at least sixty (60) days prior to the expiration of the then current term or option period. If the Government exercises any option hereunder, the Parties shall mutually agree in writing in advance on the statement of work and the Payable Milestone payment amount applicable thereto.
B. Termination Provisions
Subject to either Party’s reasonable determination that this Agreement will not produce beneficial results commensurate with the expenditure of resources, either Party may elect to terminate this Agreement. Any such termination shall be set forth in writing and signed by the terminating Party. In the event of a termination of this Agreement, the Parties will negotiate in good faith a reasonable and timely adjustment of all outstanding issues between them as a result of termination. Failure of the Parties to agree to a reasonable adjustment will be resolved pursuant to Article VII, Disputes. In the event of an early termination, the Government shall remain obligated to reimburse the Contractor for all costs incurred through the date of termination, including, subject to the Contractor’s duty to mitigate costs, allowable costs contractually committed to by

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Contractor under this Agreement prior to its receipt of the Government’s termination notice. Except with respect to the foregoing, the Government has no obligation to reimburse the Contractor for any services not performed in the event either Party terminates this Agreement. Except those costs required to be reimbursed by the Government as provided above, in the event of termination by either Party, each Party shall be responsible for its own costs which are incurred in connection with the termination of this Agreement through the date of termination, as well as its own costs incurred after the date of termination and which are related to the termination. It is agreed that the provisions set forth in Article VIII, Intellectual Property, shall survive the termination of this Agreement.
C. Extending the Term
The Parties may extend by mutual written agreement the term of this Agreement if funding availability and research opportunities reasonably warrant. Any extension shall be formalized through modification of this Agreement by the Other Transaction Contracting Officer and the Contractor.
ARTICLE III: STATEMENT OF OBJECTIVES
The Contractor shall perform the work required by the Statement of Work (SOW), Attachment 1 hereto. The scope of work, which is more fully elaborated in the SOW, is comprised of ten milestones (each a “Payable Milestone”):

Milestone 1:	*

Milestone 2:	*

Milestone 3:	*

Milestone 4:	*

Milestone 5:	*

Milestone 6:	*

Milestone 7:	*

Milestone 8:	*

Milestone 9:	*

Milestone 10:	*
Upon completion of a Payable Milestone in accordance with the SOW the required deliverables shall be provided for written approval by the Other Transaction Contracting Officer’s Technical Representative, such approval not to be unreasonably withheld or delayed.

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ARTICLE IV: SCHEDULE OF PAYMENTS AND DELIVERABLES
A. Schedule of Payments
The Government shall pay the Contractor for the performance of work hereunder to achieve each Payable Milestone in accordance with the Schedule of Payments set forth below. Each Payable Milestone is cost reimbursement. If the Contractor has reached eighty percent (80%) of the “Not to Exceed Payment Amount” identified below for each Payable Milestone, and estimates that its cost reimbursement for a Payable Milestone will indeed exceed the “Not to Exceed Payment Amount”, the Contractor shall promptly notify the Program Manager and the Other Transaction Contracting Officer’s Technical Representative, with a copy to the Other Transaction Contracting Officer of such anticipated overage. The Other Transaction Contracting Officer will then either give the Contractor direction to continue work on the Payable Milestone and authorize payment to exceed the “Not to Exceed Payment Amount” or the Other Transaction Contracting Officer will notify the Contractor to discontinue work on such Payable Milestone. The Contractor shall be entitled to allowable costs plus * percent (* %) with respect to all work performed pursuant to this Agreement. The    Schedule of Payments may be revised or modified in accordance with subparagraph C of this Article.

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B. Schedule of Payments and Payable Milestones
Schedule of Payments

	Payable Milestone	Not to Exceed Payment Amount ($)	Payment Schedule *
1	*	$*	*
2	*	$* (and $* option year 1 and $* option year 2)	*
3	*	$* (and $* option year 1)	*
4	*	$*	*
5	*	$*	*
6	*	$* (option year 1)	*
7	*	$* (option year 1 and $*option year 2)	*
8	*	*(option year 2)	*
9	*	* (option year 2)	*
10	*	* (option year 2)	*
C. Modifications
1. At any time during the term of the Agreement, progress or results may indicate that a change in the Statement of Work and/or the Payable Milestones would be beneficial to the program objectives. Recommendations for modifications, including justifications to support any changes to the Statement of Work and/or the Payable Milestones, will be documented in a letter and submitted by the Contractor to the Government Program Manager and the Other Transaction Contracting Officer’s Technical Representative, with a copy to the Other Transaction Contracting Officer. This letter will detail the technical, chronological, and financial impact of the proposed modification to the research program.

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Any resultant modification is subject to mutual agreement of the Parties. The Government is not obligated to pay for, and the Contractor is not required to perform, additional or revised Payable Milestones until the revisions to the Schedule of Payments and the Statement of Work are mutually agreed upon by the Parties and formally revised by the Other Transaction Contracting Officer and made part of this Agreement.
2. The Other Transaction Contracting Officer’s Technical Representative shall be responsible for the review and verification of milestone accomplishment and any recommendations to revise or otherwise modify the Statement of Work, Schedule of Payments and Payable Milestones, or other proposed changes to the terms and conditions of this Agreement.
3. The Government may make only minor or administrative Agreement modifications unilaterally (e.g., changes in the paying office or appropriation data, changes to Government personnel identified in the Agreement, etc.) upon written notice to the Contractor, provided that such changes have no effect on the rights or obligations of either Party hereunder.
4. The Government shall be responsible for effecting all modifications to this Agreement.
ARTICLE V: AGREEMENT ADMINISTRATION
Administrative and contractual matters under this Agreement shall be referred to the following representatives of the Parties:

Government:	*
Department of Homeland Security
ATTN: Acquisition Division/Directorate/*
245 Murray Lane Washington, DC 20528
*

Contractor:	Bill Enright
65 West Watkins Mill Road
Gaithersburg, MD 20878
Phone: 301-944-1183
benright@genvec.com
Technical matters under this Agreement shall be referred to the following representatives:

Government:	*
Program Manager
Department of Homeland Security
ATTN: Science and Technology Directorate
245 Murray Lane; Washington, DC 20528
Phone: *

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*

*

Other Transaction Contracting Officer's Technical Representative
Department of Homeland Security
ATTN: Science and Technology Directorate
245 Murray Lane; Washington, DC 20528
Phone: *
*

Contractor:	*

65 West Watkins Mill Road
Gaithersburg, MD 20878
Phone : *
*
Either Party may change its representatives named in this Article by written notification to the other Party. The Government will effect the change as stated in subparagraph C.4 of Article IV above.
ARTICLE VI: OBLIGATION AND PAYMENT
A. Obligation
This Agreement is a cost plus fixed fee agreement with payments based on Payable Milestones. The Government will make payments to the Contractor in accordance with the Schedule of Payments set forth in Article IV for the performance of the Payable Milestone and the Other Transaction Contracting Officer’s Technical Representative’s written approval of the deliverables corresponding to each Payable Milestone as set forth in Article III. The Government’s liability to make payments to the Contractor is limited to only those funds obligated under this Agreement or by amendment to this Agreement. The Government shall not exercise the options under this Agreement, in whole or in part, unless that option or the portion thereof is fully funded through a staffed procurement requisition.
B. Payments
1.	The following information shall be included on each invoice:
Agreement Number
Invoice Number
A description of services performed
Quantity of service received or performed
The time of period covered by the invoice
Terms of Payment
Payment Office
Amount claimed

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2.	The Contractor shall document the performance of work to achieve each Payable Milestone by submitting deliverables and corresponding documentation in accordance with the Statement of Work and Schedule of Payments. The Contractor shall submit an original and one (1) copy of all invoices to the Other Transaction Contracting Officer for payment approval in accordance with the Schedule of Payments.
Department of Homeland Security
Science & Technology Directorate
245 Murray Lane Bldg 410
Attn: Deborah DeVault
Washington D.C. 20528
3.	After written verification by the Other Transaction Contracting Officer Technical Representative of the invoiced amounts, the invoices will be forwarded to the payment office within fifteen (15) calendar days of receipt of the invoices by the Government. Payment approval for the final Payable Milestone will be made after reconciliation. Payments will be made by Dallas Finance Center within fifteen (15) calendar days of Government’s transmittal. Subject to change only through written Agreement modification, payment shall be made via electronic funds transfer to the Contractor’s address set forth below:
GenVec, Inc.
65 West Watkins Mill Road
Gaithersburg, MD 20878
3. Financial Records and Reports: The Contractor’s relevant financial records associated with this Agreement are not subject to examination or audit by the Government, except as noted below.
4. Comptroller General Access to Records: To the extent that the total Government payments under this Agreement exceed $5,000,000, the Comptroller General, at its discretion, shall have access to and the right to examine records of either Party to this Agreement or any entity that participates in the performance of this Agreement that directly pertain to and involve transactions relating to, this Agreement for a period of three (3) years after final payment is made solely for the purpose of confirming compliance with the terms of this Agreement. This requirement shall not apply with respect to either Party to this Agreement or any entity that participates in the performance of this Agreement, or any subordinate element of such Party or entity, that has not entered into any other agreement (contract, grant, cooperative agreement, or “other transaction”) that provides for audit access by a Government entity in the year prior to the date of this Agreement. This paragraph only applies to any record that is created or maintained in the ordinary course of business or pursuant to a provision of law. The terms of this paragraph shall be included in all sub-agreements to this Agreement.

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ARTICLE VII: DISPUTES
A. General
The Parties shall communicate with one another in good faith and in a timely and cooperative manner when raising issues under this Article.
B. Dispute Resolution Procedures
1. Any disagreement, claim or dispute between the Government and the Contractor concerning questions of fact or law arising from or in connection with this Agreement, and, whether or not involving an alleged breach of this Agreement, may only be raised under this Article.
2. Whenever disputes, disagreements, or misunderstandings arise, the Parties shall attempt to resolve the issue(s) involved by discussion and mutual agreement as soon as practicable. In no event shall a dispute, disagreement or misunderstanding which arose more than three (3) months prior to the notification made under subparagraph B.3 of this Article constitute the basis for relief under this Article.
3. Failing resolution by mutual agreement, the aggrieved Party shall document the dispute, disagreement, or misunderstanding by notifying the other Party (through the Other Transaction Contracting Officer) in writing of the relevant facts, identify unresolved issues, and specify the clarification or remedy sought. Within five (5) working days after providing notice to the other Party, the aggrieved Party may, in writing, request a joint decision by the Director of Research for the Science and Technology Directorate or his or her representative (the “Government Designee”), and the Vice President for the Contractor or his or her designated representative (the “Contractor Representative”). The other Party shall submit a written position on the matter(s) in dispute within thirty (30) calendar days after being notified that a decision has been requested. The Government Designee and the Contractor Representative shall conduct a review of the matter(s) in dispute and render a decision in writing within thirty (30) calendar days of receipt of such written position. Any such joint decision is final and binding.
4. In the absence of a joint decision, the Parties may raise any dispute to a higher level of official of the Parties (e.g., the Under Secretary for Science and Technology and the Chief Executive Officer of the Contractor). These officials will review the dispute jointly. Following the review, these officials will resolve the issue(s) in writing. Such resolution is not subject to further administrative review and, to the extent permitted by law, shall be final and binding.
5. Should the Parties still not be able to resolve the dispute after all the foregoing steps have been taken, the Parties are free to pursue any legal action necessary.

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6. Pending the resolution of any such dispute, work under this Agreement will continue as elsewhere provided herein unless terminated by one of the Parties, provided, however, that Contractor shall have the right to cease performance hereunder in the event the Government fails to pay any amounts when due.
ARTICLE VIII: INTELLECTUAL PROPERTY
A. Definitions
As used in this Article, the following terms shall have the following meanings and such meanings shall be applicable to both the singular and plural forms of the terms. All other terms of this Agreement, except Article IX, Data Rights, shall be ascribed their plain, commonly accepted definitions.
1. “Created” in relation to any copyrightable work means when the work is fixed in any tangible medium of expression for the first time, as provided for at 17 U.S.C. § 101.
2. “Government” means, for this Article only, the Government of the United States of America, its States, Localities, and Tribal Councils.
3. “Invention” means any invention or discovery that is or may be patentable or otherwise protectable under Title 35 of the United States Code or any novel variety of plant which is or may be protectable under the Plant Variety Protection Act (7 U.S.C. 2321 et seq.).
4. “Made” in relation to any Invention means the conception of such Invention or first actual reduction to practice, and shall not include any Inventions conceived or first actually reduced to practice prior to or outside the scope of this Agreement.
5. “Proprietary Information” means information which embodies trade secrets or which:
a) is not generally known, or is not available from other sources without obligations restricting its disclosure;
b) has not been made available by the owners to others without obligation restricting its disclosure;
c) is not described in an issued patent or a published copyrighted work or is not otherwise available to the public without obligation restricting its disclosure; or
d) can be withheld from disclosure under the Freedom of Information Act, 5 U.S.C. § 552 et seq. and is identified as such by labels or markings designating the information as proprietary.
6. “Special Purpose License” means a license to the Government conveying a nonexclusive, nontransferable, irrevocable, worldwide, royalty-free license to practice and have practiced any Subject Invention for or on behalf of the Government for Government purposes or conveying a nonexclusive, nontransferable, irrevocable, worldwide, royalty-free license to use, duplicate, prepare derivative works, distribute or disclose copyrighted works or Proprietary Information in whole or in part and in any manner, and to have or permit others to do so, for Government purposes. *

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7. “Subject invention” means any Invention of either Party Made by its employees under this Agreement.
B. Patents
1. Allocation of Principal Rights. *
2. Action to Protect the Government’s Interest.
a. The Contractor agrees to execute or to have executed and promptly deliver to Government all instruments necessary to establish or confirm the rights the Government has throughout the world in those Subject Inventions.
b. The Contractor shall include, within the specification of any United States patent application and any patent issuing thereon covering a Subject Invention, the following statement: “This invention was made with Government support under Agreement No. HSHQDC-07-9-00025. The Government has certain rights in the invention.”
3. Lower Tier Agreements. The Contractor shall include this Article, suitably modified, to identify the Parties, in all subcontracts or lower tier agreements, regardless of tier.
4. Reporting on Utilization of Subject Inventions. The Contractor shall submit a final report on the utilization of Subject Inventions or on efforts at obtaining such utilization that are being made by the Contractor or its licensees or assignees. The report shall include information regarding the status of development, date of first commercial sale or use, gross royalties received by the Contractor subcontractor(s), and such other data and information as the Government may reasonably specify. The Contractor also agrees to provide additional reports as may be reasonably requested by the Government. The Government shall not disclose such information to persons outside the Government without permission of the Contractor.
C. Copyrights
1. Copyright Ownership. *
2. Government Rights. The Contractor hereby grants to the Government a Special Purpose License in all works Created under this Agreement which are required to be provided to the Government as deliverables pursuant to the Statement of Work.
3. Copyright Disclosure. The Contractor shall furnish to the Government, at no cost to the Government, three (3) copies of each work Created in whole or in part by the Contractor under this Agreement if the work is required to be delivered to the Government under this Agreement.

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D. Proprietary Information
1. Outside Proprietary Information. Any Proprietary Information of a Party which is disclosed to the other Party pursuant to this Agreement shall be expressly provided under a Non-Disclosure Agreement mutually agreed to by the Parties. Unless otherwise expressly provided in the Non-Disclosure Agreement, the receiving Party shall not disclose such Proprietary Information except under a written agreement of confidentiality to employees and contractors of the receiving Party who have a need for the information in connection with their duties under this Agreement. The Government shall not be liable for release of unmarked information.
2. Proprietary Information Rights. Proprietary Information developed under this Agreement shall be owned by the developing Party and any jointly developed Proprietary Information shall be jointly owned. The Contractor hereby grants the Government a Special Purpose License in any such Proprietary Information developed under this Agreement. While the Government has a Special Purpose License for Proprietary Information, the Government agrees to obtain the Contractor’s approval prior to providing any such Proprietary Information to a third party. The Contractor may use, duplicate and disclose, in confidence, and authorize others on its behalf to use, duplicate and disclose, in confidence, any Proprietary Information provided by the Government. Proprietary Information developed under this Agreement shall be exempt from the Freedom of Information Act, 5 U.S.C. § 552 et seq.
3. Consultation Before Disclosure. The Parties agree to confer and consult with each other prior to publication or other public disclosure of the results of work under this Agreement to ensure that no Proprietary Information or military critical technology or other controlled information is released. Prior to submitting a manuscript for publication or before any other public disclosure, each Party will offer the other Party ample opportunity to review such proposed publication or disclosure, to submit objections, and to file applications for patents in a timely manner.
ARTICLE IX: CIVIL RIGHTS ACT
This Agreement is subject to the requirements of Title VI of the Civil Rights Act of 1964 as amended (42 U.S.C. 2000-d) relating to nondiscrimination in employment.
ARTICLE X: GOVERNMENT FURNISHED EQUIPMENT PROPERTY, INFORMATION FACILITIES AND SERVICES
The following Government Equipment property, information, facilities, and services shall be provided upon the written approval of the Other Transaction Contracting Officer:

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Description of Government Provided
Equipment, Information, or Facilities	When Anticipate Will be Provided
*	30 days prior to *
*	30 days prior to *
*	30 days prior to *
*	30 days prior to *
*	Within 30 days of receipt of *
The Government will provide certain DHS information, materials, and forms unique to DHS to the Contractor to support certain tasks under this Agreement. Delays in the supply of DHS information and other materials to the Contractor could result in delays to the completion of certain deliverables. Specific DHS information provided to the Contractor will be *. Specific DHS materials provided to the Contractor will be *. The Other Transaction Contracting Officer’s Technical Representative will be the point of contact (POC) for identification of any required information to be supplied by the Government.
ARTICLE XI: TITLE AND DISPOSITION OF PROPERTY
In this article “property” means the sample * and * delivered in accordance with the SOW. All title to property delivered to the Government shall vest in the Government upon the Government’s acceptance of such property, provided, however that the Government shall only have the right to use the property for the purposes of conducting animal testing in connection with the Government’s research under this Agreement. In no event may any of such property be used by the Government for commercial purposes. For all equipment purchased solely pursuant to this Agreement that the Contractor charges as an allowable cost to the Government hereunder, the Other Transaction Contracting Officer may direct the Contractor to transfer title (if not already transferred) to such equipment and, as directed by the Other Transaction Contracting Officer, deliver such equipment to the Government.
ARTICLE XII: SECURITY
The DD254 and/or Program Security Classification Guide, during the course of this Agreement, may be incorporated into this Agreement upon the determination by the Government of the security requirements of this program.
The Parties understand that information and materials provided pursuant to or resulting from this Agreement may be export controlled, classified, or unclassified sensitive and protected by law, executive order or regulation. Nothing in this Agreement shall be construed to permit any disclosure in violation of those restrictions.

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ARTICLE XIII. LIABILITY
A. Property.
All property is to be furnished “as is.” Except as otherwise provided in this Agreement or the attached Statement of Work, no Party to this Agreement shall be liable to any other Party for any property of that other Party consumed, damaged or destroyed in the performance of this Agreement, unless it is due to the gross negligence or willful misconduct of the Party or an employee or agent of the Party.
B. Contractor Employees.
The Contractor agrees to indemnify and hold harmless and defend the Government, its employees and agents, against any liability or loss for any claim made by an employee or agent of the Contractor, or persons claiming through them, for death, injury, loss or damage to their person or property arising in connection with this Agreement, except to the extent that such death, injury, loss or damage arises solely from the negligence or willful misconduct of the Government or its employees.
C. NO WARRANTY.
EXCEPT AS SPECIFICALLY STATED IN ARTICLE 8, THE PARTIES MAKE NO EXPRESS OR IMPLIED WARRANTY AS TO ANY MATTER WHATSOEVER, INCLUDING THE CONDITIONS OF THE RESEARCH OR ANY INVENTION OR OTHER INTELLECTUAL PROPERTY, OR PRODUCT, WHETHER TANGIBLE OR INTANGIBLE, MADE, OR DEVELOPED UNDER THIS AGREEMENT, OR THE MERCHANTABILITY, OR FITNESS FOR A PARTICULAR PURPOSE OF THE RESEARCH OR ANY INVENTION OR OTHER INTELLECTUAL PROPERTY, OR PRODUCT. THE PARTIES FURTHER MAKE NO WARRANTY THAT THE RESEARCH AND DEVELOPMENT CONDUCTED HEREUNDER WILL BE SUCCESSFUL OR THAT THE USE OF ANY INVENTION OR OTHER INTELLECTUAL PROPERTY OR PRODUCT CONTRIBUTED, MADE OR DEVELOPED UNDER THIS AGREEMENT WILL NOT INFRINGE ANY OTHER UNITED STATES OR FOREIGN PATENT OR OTHER INTELLECTUAL PROPERTY RIGHT. IN NO EVENT WILL ANY PARTY BE LIABLE TO ANY OTHER PARTY FOR SPECIAL, INCIDENTIAL, PUNITIVE, EXEMPLARY, OR CONSEQUENTIAL DAMAGES.

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D. Other Liability.
Neither Party shall be liable to the other Party to this Agreement, whether directly or by way of contribution or indemnity, for any claim made by any person or other entity for personal injury or death or for property damage or loss, arising in any way from this Agreement, including, but not limited to, the later use, sale or other disposition of research and technical developments, whether by resulting products or otherwise, whether made or developed under this Agreement or contributed by either Party pursuant to this Agreement, except as provided under the Federal Tort Claims Act (28 U.S.C. § 2671 et seq) or other Federal law where sovereign immunity has been waived.
ARTICLE XIV. GENERAL TERMS AND PROVISIONS
A. Relationship of the Parties.
The Parties to this Agreement and their employees are independent contractors and are not agents of each other, joint venturers, partners or joint Parties to a formal business organization of any kind. Neither Party is authorized or empowered to act on behalf of the other with regard to any contract, warranty or representation as to any matter, and neither Party will be bound by the acts or conduct of the other.
B. Publicity/Use of Name Endorsement.
Any public announcement of this Agreement shall be coordinated between the Contractor, the Government and the public affairs office supporting the Government. By entering into this Agreement, the Government does not directly or indirectly endorse any product or service provided, or to be provided, by Contractor, its successors, assignees, or licensees. The Contractor shall not in any way imply that this Agreement is an endorsement of any such product or service.
C. No Benefits.
No member of, or delegate to the United States Congress, or resident commissioner, shall be admitted to any share or part of this Agreement, nor to any benefit that may arise therefrom; but this provision shall not be construed to extend to this Agreement if made with a corporation for its general benefit.
D. Governing Law.
The laws applicable to the Government shall govern the construction, validity, performance and effect of this Agreement for all purposes.
E. Waiver of Rights.
Any waiver shall be in writing and provided to the other Party. Failure to insist upon strict performance of any of the terms and conditions hereof, or failure or delay to exercise any rights provided herein or by law, shall not be deemed a waiver of any rights of any Party hereto.

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F. Severability.
The illegality or invalidity of any provision of this Agreement shall not impair, affect or invalidate the other provisions of this Agreement.
G. Assignment.
Neither this Agreement nor any rights or obligations of any Party hereunder shall be assigned or otherwise transferred by any Party without the prior written consent of the other Party, such written consent not to be unreasonably withheld or delayed.
H. Entire Agreement.
This Agreement constitutes the entire Agreement between the Parties concerning the subject matter hereof and supersedes any prior understanding or written or oral agreement relative to said matter. This Agreement takes precedence over any terms in the Attachment 1, Statement of Work, that may conflict with any terms stated herein.
ARTICLE XV: OPTIONS
The Government reserves the right to exercise, at its sole discretion, any option identified in the Schedule of Payments for future phases. The payment amount, technical content, and duration of these additional options shall be subject to negotiation and mutual agreement between the Parties. The parameters associated with any additional options shall be negotiated and agreed to prior to completion of this Agreement.
ATTACHMENTS
ATTACHMENT 1 STATEMENT OF WORK (SOW)

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DHS SCIENCE AND TECHNOLOGY
AGRICULTURE BIOSECURITY THRUST AREA
VETERINARY COUNTERMEASURES
DHS S&T — GENVEC, INC. OTHER TRANSACTION AGREEMENT
STATEMENT OF WORK (SOW)
I. Background
The Department of Homeland Security (DHS) is committed to using cutting edge technologies and scientific talent in its quest to make America safer. DHS’s Directorate of Science & Technology (S&T) is tasked with researching and organizing the scientific, engineering, and technological resources of the United States and leveraging these existing resources into technological tools to help protect the homeland. In support of this effort, the DHS S&T Plum Island Animal Disease Center (PIADC) in Long Island, NY, is a unique research facility and critical national asset conducting research on diseases of livestock to protect America from terrorist threats directed against agriculture from the intentional introduction of diseases. As defined in Homeland Security Presidential Directive-7 (HSPD-7) and HSPD-9, the Secretary of Homeland Security is responsible for coordinating the overall national effort to enhance the protection of the critical infrastructure and key resources of the United States, including the defense of agriculture and food. To fulfill these requirements, DHS S&T supports programs at PIADC to strengthen the nation’s ability to predict and respond to the incursion of a foreign animal disease.
DHS S&T requires scientific, vaccine development and regulatory services from GenVec, Inc. (GenVec). GenVec is a non-traditional contractor that has core competencies in patent protected technology platforms for replication-defective recombinant adenovirus serotype 5(rAd5) based-vaccines and therapeutic product candidates. GenVec’s technology has been successfully applied to discovery, pre-clinical, and clinical (Phase I-II) trials for human vaccines. GenVec also has experience in Ad5 production (scale-up and downstream processing) with an integrated QA program.
GenVec has held a historical contractual scientific relationship with the USDA ARS on a Foot-and-Mouth Disease Virus (FMDV) countermeasure R&D program. Specifically, USDA and GenVec entered into Specific Cooperative Agreements (SCAs) in 2004-2005 and 2005-2006 to use reasonable commercial efforts to construct, produce and test a rAd5 based vector containing FMDV serotype empty capsids as part of a Plum Island FMD vaccine and immunomodulator program. These SCAs were funded through DHS-USDA interagency agreements and DHS S&T scientists have been involved in the testing and evaluation of several rAd5 based vaccine vectors since 2005. In addition, USDA and GenVec have been interacting through a Collaborative Research and Development Agreement (CRADA) since 2004. The objective of the CRADA is to jointly construct and test GenVec Advectors expressing FMD genes and livestock cytokines, and to identify Advectors and complementing cell lines that have the potential to serve as a

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viral-vectored platform for a new generation of FMD vaccines. DHS S&T scientists have participated in the USDA-GenVec CRADA since 2004 through a DHS-USDA ARS interagency agreement on the joint research and development of FMD countermeasures, such as FMD vaccines and biological immunomodulators.
Based on the successful technical outcome of the SCAs and CRADA, DHS would like to move forward and partner with GenVec to continue to develop and eventually license through the USDA Center for Veterinary Biologics, human adenovirus type C, serotype 5 replication deficient FMD serotype-specific vectored vaccines and biological immunomodulators. These products would be made available for potential manufacture and procurement by the USDA National Center for Animal Health Emergency Management National Veterinary Stockpile to help accomplish critical mission objectives with regard to live FMDV and vaccine countermeasures against high consequence Foreign Animal Diseases such as those caused by FMDV.
II. Scope of Work
The ten main milestones, which together constitute the entire requirement, are expanded in further technical detail in Attachment I (Statement of Work Execution). The ten milestones, each representing the critical phases, are listed in the approximate chronological order in which they are to be initiated.

Milestone 1:	*

Milestone 2:	*

Milestone 3:	*

Milestone 4:	*

Milestone 5:	*

Milestone 6:	*

Milestone 7:	*

Milestone 8:	*

Milestone 9:	*

Milestone 10:	*

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III. Deliverables.
See Attachment II for detailed list and description of technical data and physical deliverables associated with each of the 10 major milestones.
IV. Other Contract Details
A.	Period of Performance. The period of performance for this SOW is a base period from the contract award date to November 30, 2007, with the option to negotiate and award an additional two (2) one-year periods. DHS may give subsequent extension notices to GenVec, Inc. in writing for further performance in accordance with the terms of this SOW.
B.	Travel. All travel must be approved by the DHS Technical Representative. All foreign travel must be approved in advance by the ORD Program Manager, DHS Programs, Plans and Budgets (PPB), and the DHS S&T Special Assistant for International Policy.
C. DHS-Furnished Information.
i.	DHS will provide certain DHS information, materials, and forms unique to DHS to GenVec, Inc. to support certain tasks under this SOW. Delays in the supply of DHS information, materials to GenVec could result in delays to the completion of certain deliverables.

ii.	The DHS S&T Technical Representative identified in this SOW will be the point of contact (POC) for identification of any required information to be supplied by DHS.

iii.	GenVec, Inc. will prepare any documentation according to the guidelines provided by DHS.
E.	Place of Performance. GenVec, Inc. will perform the work under this SOW at their place of R&D business, located in Gaithersburg, MD and through the use of sub-contractors where required as identified in this SOW.
F.	DHS-Furnished Property. DHS property will not be provided to GenVec, Inc. unless otherwise agreed to by the parties of the agreement.
G.	Deliverables. GenVec, Inc. will provide all deliverables identified in this SOW directly to the DHS S&T Technical Representative with a copy of the transmittal letter to the Other Transaction Contracting Officer and as otherwise specified in this SOW.
H.	Publications. All manuscripts must be approved prior to submission by the DHS S&T Technical Representative at PIADC and by the GenVec Technical Representative with approval not to be unreasonably withheld by either party.

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I.	Program Status Report. GenVec, Inc. will deliver a quarterly program status reports to the DHS S&T Technical Representative and DHS S&T Resource Manager containing the following metrics: (1) monthly scientific reports will be delivered to the DHS S&T Technical Representative according to mutually agreed upon format and content requirements; and (2) a monthly report, including financial, schedule, and scope information, risk information and an assessment of performance will be delivered to the DHS S&T Technical Representative and the DHS S&T Resource Manager. Financial data should include monthly expenditures for labor, travel and equipment.
J.	Security Requirements. All work performed under this SOW is unclassified unless otherwise specified by DHS. If classified work is required under this SOW, DHS will provide specific guidance to the contractor as to which work will be conducted in a classified manner and at which classification level. GenVec, Inc. participants will also adhere to applicable government orders, guides, and directives while performing the work hereunder.
V. Points of Contact
GenVec, Inc. Points of Contact (POCs) are as follows:
•	Technical POC(s) — * 65 West Watkins Road Gaithersburg, MD 20878 Phone : * *
•	Financial POC(s) — * 65 West Watkins Road Gaithersburg, MD 20878 Phone: * *
The DHS POCs are as follows:
•	DHS S&T Technical Representative —
*
Ag Program Manager
Department of Homeland Security
ATTN: Science and Technology Directorate
Washington, DC 20528
*
*

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*
Other Transaction Contracting Officers Technical
Representative
Department of Homeland Security
ATTN: Science and Technology Directorate
245 Murray Lane; Washington, DC 20538
Phone: *
*
•	Resource Manager * Department of Homeland Security ATTN: Science and Technology Directorate/Office, * Washington, DC 20528 * *
Either party may change its representatives named in this Statement of Work by written notification to the other Party. The Government will effect the change as stated in subparagraph C.4 of Article IV of the Other Transaction Agreement.

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ATTACHMENT I — STATEMENT OF WORK EXECUTION
Milestone 1 *
General Approach
*
Adenovector Construction
*
Figure 1 *
Figure 2 *
Figure 3 *
Figure 4 *
Sequencing to Confirm Construction
*
Description of FMD Adenoviral Vaccine Vectors
*
Table 1 *
cGMP Vector * Production and Characterization
*
Table 2 *
Development of * Processes
*
Milestone 2 *
Regulatory Affairs
*
Milestone 3 *
Cell Lines for * Development
*
Description and Development of *
*
Figure 5 *
Figure 6 *
Table 3 *
Description and Development of *
*
Table 4 *
Figure 7 *
Milestone 4 *
Table 5 *
Milestone 5 *
Table 6 *
Milestone 6 *
Figure 8 *
Table 7 *
Production and Characterization of *
*
Table 8 *
Submit * and * to DHS, USDA CVB and Obtain Submission Approval/Guidance
Milestone 7 *
Table 9 *
Key Programmatic Steps
*
Description of * Process
*
Description of GenVec * Program
*
Description of GenVec * Program
*
Milestone 8 *
Milestone 9 *
Milestone 10 *
ATTACHMENT II — LIST OF TECHNICAL AND PHYSICAL DELIBERABLES
*